EXHIBIT 10.12

PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (this “Agreement”) is made as of Date (the “Grant Date”) between Westlake Chemical Partners GP LLC, a Delaware limited liability company (the “General Partner”), and Full Name (the “Director”) pursuant to the terms and conditions of the Westlake Chemical Partners LP Long-Term Incentive Plan (the “Plan”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.
WHEREAS, the General Partner has adopted the Plan to, among other things, attract, retain and motivate certain directors, employees and consultants of the General Partner, Westlake Chemical Partners LP (the “Partnership”) and their respective Affiliates (collectively, the “Westlake Group”); and
WHEREAS, subject to the terms and conditions set forth in this Agreement and the Plan, the General Partner desires to grant to the Director on the terms and conditions set forth herein, and the Director desires to accept on such terms and conditions, the number of Phantom Units specified herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Grant of Phantom Units. The General Partner hereby grants _____ Phantom Units to the Director, effective as of the Grant Date, subject to all of the terms and conditions set forth in the Plan and in this Agreement (the “Phantom Units”). The Director acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Unless and until a Phantom Unit vests pursuant to this Agreement, the Director will have no right to payment in respect of such Phantom Unit. Prior to settlement of a vested Phantom Unit, each Phantom Unit will represent an unsecured obligation, payable (if at all) only from the general assets of the Partnership. The Phantom Units granted pursuant to this Agreement do not and shall not entitle the Director to any rights of a holder of Units prior to the date, if any, on which Units are issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Director or any Person claiming under or through the Director.
2.Distribution Equivalent Rights (DERs). This grant of Phantom Units includes a tandem grant of DERs with respect to each Phantom Unit. Each DER granted hereunder shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the Phantom Unit to which it corresponds. If the Partnership pays a cash distribution in respect of its outstanding Units and, on the record date for such distribution, the Participant holds Phantom Units granted pursuant to this Agreement that have not vested and been settled, then the Partnership shall pay to the Director, within 30 days following the record date of such distribution, an amount equal to the aggregate cash distribution that would have been paid to the Director if the Director were the record owner, as of the record date of such distribution, of a number of Units equal to the number of Phantom Units granted hereunder.
3.Vesting and Forfeiture of the Phantom Units.
(a)    Vesting Schedule. The Phantom Units will vest on the first anniversary of the Grant Date (the “Vesting Date”) so long as the Director continuously serves as a member of the Board from the Grant Date through the Vesting Date.

EXHIBIT 10.12
2018 PU Award

(b)    Forfeiture. If, prior to the Vesting Date, the Director’s membership on the Board terminates for any reason or no reason whatsoever, then all unvested Phantom Units and DERs granted hereunder then held by Director shall be automatically forfeited upon such termination.
4.Settlement of Phantom Units. As soon as administratively practicable after the vesting of a Phantom Unit, but not later than 30 days thereafter, the General Partner will pay, or cause to be paid, to the Director a cash payment equal to the Fair Market Value of a Unit on the date such Phantom Unit becomes vested in settlement of such Phantom Unit; provided, however, that, subject to compliance with the Partnership’s insider trading policies and all applicable laws, the Director may elect, in accordance with an executed election on the form prescribed by the Committee (the “Election Form”), to have all or a portion of the Phantom Units that vest on the Vesting Date be settled in Units in lieu of cash by delivering to the Committee an executed Election Form no earlier than 90 days and no later than 30 days prior to the Vesting Date.
5.Status of Units. The Phantom Units granted pursuant to this Agreement do not and shall not entitle the Director to any rights of a holder of Units prior to the date Units, if any, are issued to the Director in settlement of vested Phantom Units. Any Units that the Director acquires upon vesting and settlement of the Phantom Units may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws or the rules, regulations and other requirements of the SEC and any stock exchange upon which the Units are then listed. All certificates representing Units issued hereunder (and all Units issued pursuant to book entry procedures hereunder) may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. The General Partner and the Partnership may refuse to issue or deliver the Units acquired under this award if such proposed issuance or delivery would, in the opinion of counsel satisfactory to the General Partner, constitute a violation of any applicable securities law. In addition to the terms and conditions provided herein, the General Partner may require that the Director make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with applicable laws, rules, regulations, or requirements.
6.Transferability and Assignment. This Agreement and the Phantom Units granted hereunder may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Director (or any permitted transferee) other than by will or the laws of descent and distribution. Any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be null, void and unenforceable against the Westlake Group.
7.Tax Withholding. Upon any taxable event arising in connection with the Phantom Units, the General Partner shall have the authority and the right to deduct or withhold (or cause another member of the Westlake Group to deduct or withhold), or to require the Director to remit to the General Partner (or another member of the Westlake Group), an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such event.
8.General Provisions.
(a)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon the Director and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

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(b)    Tax Consultation. Neither the Board, the Committee nor any member of the Westlake Group has made any warranty or representation to the Director with respect to the income tax consequences of the grant, vesting or settlement of the Phantom Units or the DERs or the transactions contemplated by this Agreement, and the Director represents that the Director is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Director represents that the Director has consulted with any tax consultants that the Director deems advisable in connection with the Phantom Units.
(c)    Successors. This Agreement shall be binding upon the Director, the Director’s legal representatives, heirs, legatees and distributees, and upon the General Partner, its successors and assigns.
(d)    No Liability for Good Faith Determinations. The General Partner, the Partnership and their Affiliates, and the members of the Board and the Committee, shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.
(e)    Membership on the Board. Nothing in the adoption of the Plan, nor the grant of Phantom Units pursuant to this Agreement, shall confer upon the Director the right to continued membership on the Board or affect in any way the right of the General Partner to terminate such membership at any time. Any question as to whether and when there has been a termination of the Director’s membership on the Board, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final and conclusive for all purposes.
(f)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
(g)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
(h)    Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (i) to the extent permitted by the Plan, (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto and/or (iii) to settle vested Phantom Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by a written agreement signed by both the General Partner and the Director.
(i)    Clawback. The Director acknowledges that the Phantom Units granted and the Units (if any) issued hereunder are subject to clawback as provided in Section 8(p) of the Plan.
(j)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Director agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that any member of the Westlake Group may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account

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statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the General Partner under the Plan. Electronic delivery may be made via the electronic mail system of the General Partner or one of its Affiliates or by reference to a location on an intranet site to which the Director has access. The Director hereby consents to any and all procedures the General Partner has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the General Partner may be required to deliver, and agrees that the Director’s electronic signature is the same as, and shall have the same force and effect as, the Director’s manual signature.
(k)    Code Section 409A. Neither the Phantom Units nor any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A. Notwithstanding the foregoing, the General Partner makes no representations that the payments and benefits provided under this Agreement are exempt from Section 409A and in no event shall the General Partner be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Director on account of non-compliance with Section 409A.
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Signature Page Follows]

EXHIBIT 10.12
2018 PU Award

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its duly authorized officer and the Director has executed this Agreement as of the __th day of Month, Year, effective for all purposes as provided above.

WESTLAKE CHEMICAL PARTNERS GP LLC

James Chao - Chairman

Name - Director

SIGNATURE PAGE TO
PHANTOM UNIT AGREEMENT